EXHIBIT 99




                          [GLOBAL USA, INC. LETTERHEAD]



May 15, 2003

Mr. Nathan A. Chapman, Jr.
Chairman of the Board
The Chapman Company
401 E. Pratt Street, 28th Floor
Baltimore, MD 21202


Dear Nate:

It has been a pleasure to have had the opportunity to work with you as you embark upon building a strong investment institution that could be an asset for the community and especially the African American Community.

Because of increasing demands on my time, I must offer my resignation from the Boards of The Chapman Company, Inc. and e-Chapman.com, Inc. effective May 31, 2003.

I hope that your vision and enthusiasm by the companies remain strong and that those services you want to make available to minority communities continue to be a focus.

Thanks, for the opportunity to serve and I wish goodwill for the companies.

Sincerely,

/s/  Lottie Shackelford
------------------------
Lottie Shackelford